Exhibit 10.2

LICENSE ASSIGNMENT AGREEMENT

THIS LICENSE ASSIGNMENT AGREEMENT (this “Agreement”), is entered into as of March [*], 2022, by and among POINT OF CARE NANO-TECHNOLOGY, INC., a Nevada corporation (“PCNT”), DRG TRANSFER, INC., a Nevada corporation and wholly owned subsidiary of PCNT (“DRG”), and Dr. Raouf Guirguis (“Guirguis”).

WHEREAS, PCNT and Guirguis entered into that certain Assignment and Assumption Agreement dated April 15, 2021 (the “Assignment and Assumption Agreement”), pursuant to which PCNT agreed to establish DRG and transfer of all assets and liabilities of the Corporation to the Subsidiary; and

WHEREAS, the only asset of PCNT is that certain License Agreement dated February 25, 2015 with respect to certain intellectual property relating to diagnosing illness in humans by means of a saliva test owned by Lamina Equities Corporation and licensed to PCNT thereunder (the “Original License”);

WHEREAS, PCNT wishes to assign to DRG, and DRG wishes to assume, effective on the date hereof (the “Effective Date”), all rights, duties and obligations of PCNT under the Original License.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements contained in this Agreement and in the Assignment and Assumption Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, PCNT, DRG, and Guirguis hereby agree as follows:

1. License Assignment. Subject to the terms and conditions of this Agreement, effective on the Effective Date, PCNT hereby transfers and assigns to DRG all rights, duties, and obligations of PCNT under the Original License (the “Assigned License”), and DRG agrees to assume such duties and obligations thereunder and be bound to the terms of the Original License with respect thereto.

2. Release. Effective on the Effective Date, DRG, on behalf of itself and its affiliates, successors and assigns hereby forever releases, acquits and discharges PCNT and its affiliates, shareholders, officers, directors, agents, trustees, beneficiaries, employees, successors and assigns (the “Released Parties”) of and from any and all claims, acts, damages, demands, rights of action and causes of action, of any nature whatsoever, with respect to matters occurring from and after the Effective Date, against the Released Parties arising from or in connection with the Assigned License or any of the transactions or matters contemplated thereby.

3. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada excluding any choice of law rules which may direct the application of the law of another state.

4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

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IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this License Assignment and Consent Agreement as of the date first above written.

PCNT:

POINT OF CARE NANO-TECHNOLOGY, INC.

By:	/s/ Nicholas DeVito
Name:	Nicholas DeVito
Title:	Chief Executive Officer

DRG:

DRG TRANSFER, INC.

By:	/s/ Nicholas DeVito
Name:	Nicholas DeVito
Title:	Chief Executive Officer

GUIRGUIS:

By:	/s/ Dr. Raouf Guirguis
Name:	Dr. Raouf Guirguis